Exhibit 99.1 News Release

Date: May 11, 2016

News Release – Investor Update

Parks! America Reports Strong Net Sales Growth and

Results for the Second Quarter and First Half of Fiscal 2016

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Q2 reported and comparable 13-week attendance based net sales increase by 51.2% and 29.7%, respectively

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First half reported and comparable 27-week attendance based net sales increase by 36.1% and 21.4%, respectively

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Double-digit percentage growth in attendance based net sales in seven of the last eight quarters

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First half Income from Operations and seasonal Net Loss show significant improvement

PINE MOUNTAIN, Georgia, May 11, 2016 – Parks! America (OTCPink: PRKA), announced today the results for its second quarter and six months ended April 3, 2016.

The Company’s 2016 fiscal year will end on October 2, 2016 and will be comprised of 53 weeks. The Company’s 2015 fiscal year ended on September 27, 2015 and was comprised of 52 weeks. The additional week in the Company’s 2016 fiscal year occurred in the three months ended January 3, 2016. In addition, the second quarter of our 2016 fiscal year included two weeks of the historically higher attendance Spring Break period, while the second quarter of our 2015 fiscal year included just one week during the Spring Break period. Therefore, Park attendance based net sales are discussed on a comparable 13-week, as well as a reported, basis for the second quarter of our 2016 fiscal year as compared to the prior year. In addition, Park attendance based net sales are discussed on a comparable 27-week, as well as a reported, basis for the first half of our 2016 fiscal year as compared to the prior year.

Second Quarter 2016 Highlights

Reported total net sales for the fiscal quarter ended April 3, 2016 increased 51.6% to $883,852, driven by higher attendance and higher average revenue per guest. Reported combined Park attendance based net sales increased by $298,629 or 51.2%, while animal sales increased by $2,223. On a comparable 13-week basis, combined Park attendance based net sales increased $201,942 or 29.7%.

The Company reported net income of $59,348 for the fiscal quarter ended April 3, 2016, compared to a net loss of $227,029 for the fiscal quarter ended March 29, 2015, resulting in an overall improvement of $286,377. The improvement in net income during the second quarter of the 2016 fiscal year was primarily attributable to higher total net sales, as well as lower legal fees, partially offset by higher park maintenance and compensation expenses, and higher cost of sales.

First Half 2016 Highlights

Reported total net sales for first half of the 2016 fiscal year increased 34.8% to $1,656,464, driven by higher attendance and higher average revenue per guest. Reported combined Park attendance based net sales increased by $435,162 or 36.1%, partially offset by a $7,740 decrease in animal sales. On a comparable 27-week basis, combined Park attendance based net sales increased $289,041 or 21.4%.

The Company reported a seasonal net loss of $77,816 for the six months ended April 3, 2016, compared to a seasonal net loss of $352,184 for the six months ended March 29, 2015. The $274,368 decrease in the seasonal net loss during the first half of the 2016 fiscal year was primarily attributable to higher total net sales, as well as lower legal fees, partially offset by higher compensation, advertising, insurance and park maintenance expenses, and higher cost of sales.

“We are very encouraged by the strong attendance based net sales growth both our Parks generated during the first half of our 2016 fiscal year,” commented Dale Van Voorhis, Chairman & CEO. “We have now generated double-digit percentage year-over-year growth in attendance based net sales in seven of the last eight fiscal quarters. We are also pleased with the operating income leverage generated during the first half of our 2016 fiscal year, as a large portion of our sales increase drove a significant reduction in our seasonal net loss. This sets us up well as we head into our high season.”

Balance Sheet and Liquidity

The Company had positive working capital of $274,732 as of April 3, 2016, compared to negative working capital of $240,049 as of March 29, 2015. Seasonal borrowing was $120,900 as of April 3, 2016, compared to $550,000 as of March 29, 2015. The year-over-year improvement in working capital and reduction in seasonal borrowing are primarily reflective of the strong operating results during the first half of the 2016 fiscal year, as well as the one-time requirement to set aside restricted cash during the first half of the 2015 fiscal year. The Company fully paid down its 2016 fiscal year seasonal borrowing as of April 11, 2016, and does not expect to incur any additional seasonal borrowing during the reminder of its 2016 fiscal year.

Exhibit 99.1 News Release

The Company’s debt to equity ratio was 1.00 to 1.00 as of April 3, 2016, compared to 1.56 to 1.00 as of March 29, 2015.

“We are pleased with our steady improvement in working capital and debt to equity ratio over the past three years,” noted Mr. Van Voorhis. “Our improved results from operations and the January 2013 refinancing of all our debt have facilitated these improvements and allowed us to invest in our properties, continuing to improve the wild animal safari experience for our guests”

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates two regional theme parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, and the Wild Animal Safari theme park located in Strafford, Missouri.

Additional information, including our Form 10-K for the fiscal year ended September 27, 2015, is available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain forward-looking statements within the meaning of U.S. securities laws. You are cautioned to not place undue reliance on these forward-looking statements; actual results or outcomes could differ materially due to factors including, but not limited to: general market conditions, adverse weather, and industry competition. The Company believes that expectations reflected in forward-looking statements are reasonable, however it can give no assurances that such expectations will be realized and actual results could differ materially. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2015.

Contact:

Todd R. White

Chief Financial Officer

(706) 663-8744

todd.white@animalsafari.com

Exhibit 99.1 News Release

PARKS! AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
For the Three Months and Six Months April 3, 2016 and March 29, 2015

	For the three months ended		For the six months ended
	April 3, 2016	March 29, 2015	April 3, 2016	March 29, 2015
Net sales	$881,629	$583,000	$1,640,137	$1,204,975
Sale of animals	2,223	-	16,327	24,067
Total net sales	883,852	583,000	1,656,464	1,229,042

Cost of sales	108,316	95,187	207,937	166,034
Selling, general and administrative	570,886	575,334	1,243,134	1,140,938
Depreciation and amortization	85,200	81,250	170,600	162,500
Income (loss) from operations	119,450	(168,771)	34,793	(240,430)

Other income (expense), net	1,926	1,371	4,022	3,437
Interest expense	(54,026)	(57,027)	(106,027)	(109,987)
Amortization of loan fees	(2,602)	(2,602)	(5,204)	(5,204)
Income (loss) before income taxes	64,748	(227,029)	(72,416)	(352,184)

Income tax provision	5,400	-	5,400	-
Net income (loss)	$59,348	$(227,029)	$(77,816)	$(352,184)

Income (loss) per share - basic and diluted	$0.00	$(0.00)	$(0.00)	$(0.00)

Weighted average shares outstanding (in 000's) – basic and diluted	74,531	74,381	74,467	74,314

Exhibit 99.1 News Release

PARKS! AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
As of April 3, 2016, March 29, 2015 and September 27, 2015

	April 3, 2016	March 29, 2015	September 27, 2015
ASSETS
Cash – unrestricted	$387,378	$283,236	$563,096
Cash – restricted	456,492	456,492	456,492
Inventory	138,474	160,994	139,324
Prepaid expenses	66,611	85,178	87,633
Total current assets	1,048,955	985,900	1,246,545

Property and equipment, net	6,403,891	6,125,631	6,362,790
Intangible assets, net	156,856	163,865	158,661
Other assets	8,500	8,500	8,500
Total assets	$7,618,202	$7,283,896	$7,776,496

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable	$71,251	$69,024	$141,404
Other current liabilities	166,057	196,918	247,449
Accrued judgment under appeal	304,328	304,328	304,328
Notes payable - line of credit	120,700	350,000	-
Notes payable - related parties	-	200,000	-
Current maturities of long-term debt	111,887	105,679	108,762
Total current liabilities	774,223	1,225,949	801,943

Long-term debt	3,313,398	3,434,583	3,374,406
Total liabilities	4,087,621	4,660,532	4,176,349

Stockholders’ equity
Common stock	74,531	74,381	74,381
Capital in excess of par	4,809,606	4,801,506	4,801,506
Treasury stock	(3,250)	(3,250)	(3,250)
Accumulated deficit	(1,350,306)	(2,249,273)	(1,272,490)
Total stockholders’ equity	3,530,581	2,623,364	3,600,147
Total liabilities and stockholders’ equity	$7,618,202	$7,283,896	$7,776,496